EXHIBIT 10.7

PREFERRED STOCK PURCHASE AGREEMENT

This Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) is made as of April 27, 2010 (the "Effective Date") by and between Camelot Entertainment Group, Inc., a Delaware corporation (“Camelot”), and Clarity Partners I, LLC, a California limited liability company (“Purchaser”).

RECITALS

A. Purchaser holds a security interest  in all of the tangible and intangible assets (the "Liberation Assets") of Liberation Entertainment, Inc., a Delaware corporation (“Liberation"), pursuant to the terms of approximately $19.27 million in secured debt issued by Liberation to Purchaser (the “Purchaser’s Liberation Debt").

B. Under a general assignment for the benefit of creditors made by Liberation dated as of January 29, 2010 (the “General Assignment”), all right, title and interest in and to the Liberation Assets was transferred to a third party assignee, CMBG Advisors, Inc. ("Seller") and such Seller will act, pursuant to California law, as assignee for the benefit of creditors of Liberation, which creditors include, without limitation Purchaser.

C. Pursuant to the terms of that certain Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement") by and between Camelot, Camelot’s wholly-owned subsidiary, Camelot Film Group, Inc. (“CFG”), and Seller, Camelot will acquire and Seller will sell and assign to CFG all of the Liberation Assets. Among other things, it is a condition to closing of the transactions contemplated by the Asset Purchase Agreement that Purchaser relinquish and withdraw any and all claims (the "Withdrawal of Claims") that it has in the General Assignment arising from and out of Purchaser’s Liberation Debt.

D. Purchaser is willing to deliver the Withdrawal of Claims to Seller, and to otherwise facilitate the sale of the Liberation Assets to CFG, in exchange for the issuance by Camelot of $2.5 million of its shares of Class E Convertible Preferred Stock, par value $0.0001 per share (the “Class E Preferred Stock”), as further set forth below. In connection with and as consideration for the delivery of the Withdrawal of Claims to Seller, Camelot has agreed to issue and sell such shares of Class E Preferred Stock to Purchaser, as further set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises, representations, warranties, covenants and conditions set forth in this Stock Purchase Agreement, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of Preferred Stock.

1.1           Certificate of Designation.  Camelot shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing, as defined below, the Certificate of Designation of Class E Preferred Stock in the form attached hereto as Exhibit A (the “Certificate of Designation”).

1.2           Sale and Issuance of Class E Preferred Stock.  Subject to the terms and conditions of this Stock Purchase Agreement, in exchange for the delivery by Purchaser of the Withdrawal of Claims to Seller at the Closing, Camelot agrees to sell and issue to Purchaser Two Million Five Hundred Thousand Dollars ($2,500,000.00) of Class E Preferred Stock that is convertible into shares of Camelot Common Stock at the per share purchase price in accordance with Section 6.3 below (the "Issued Shares").

1.3           As further consideration for the delivery by Purchaser of the Withdrawal of Claims to Seller at the Closing, Camelot also agrees to the following with respect to the animated television series entitled “Wolverine” (collectively “Wolverine”): if Camelot retains the DVD and television distribution rights to Wolverine (the “Rights”) on or before April 26,  2011 (the "Negotiation Period"), then Camelot shall pay Purchaser the sum of Three Hundred Fifty Thousand Dollars ($350,000.00) either in cash via the wire transfer of immediately available funds or in freely tradable shares of Common Stock, valued at the volume weighted average price per share of Common Stock over the 30 day trading period immediately prior to the date that Camelot secures the Rights (the "Wolverine Shares"), in Camelot's sole discretion, provided that the Negotiation Period shall be automatically extended for three (3) months if Camelot is in active negotiations to retain the Rights at the expiration of the Negotiation Period.

1.4            Notwithstanding its obligations pursuant to Section 1.3 above, Camelot will also pay Purchaser, in cash, sixty percent (60%) of the Net Wolverine Revenue received by Camelot ("Purchaser's Percentage") during the Negotiation Period, as extended, until Camelot has retained the Rights, with such payments to be made within three (3) business days of Camelot's receipt of such revenue. For purposes of this Section 1.4, "Net Wolverine Revenue" shall mean all gross revenue derived from the Wolverine assets less Camelot's documented out-of-pocket expenses incurred in connection with the management of the Wolverine, which expenses shall include Camelot's payments to Seller. If Camelot does not retain the Rights during the  Negotiation Period, as extended hereunder, then Camelot will continue to pay Purchaser an amount equal to Purchaser's Percentage either in cash via the wire transfer of immediately available funds or in freely tradable shares of Common Stock, valued at the volume weighted average price per share of Common Stock over the 30 day trading period immediately prior to the date of delivery to Purchaser, in Camelot's sole discretion, until Purchaser has received an aggregate Three Hundred Fifty Thousand Dollars ($350,000.00).

1.5           Closing; Delivery.

(a)           The purchase and sale of the Issued Shares shall take place remotely via the electronic exchange of documents and signatures on the date hereof or at such other time and place as Camelot and Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b)           At the Closing, Camelot shall deliver to Purchaser acknowledgement and confirmation from Camelot’s transfer agent that the Issued Shares have been authorized and ready for delivery to Purchaser on demand.

2. Representations and Warranties of Camelot.  Camelot hereby represents and warrants to Purchaser that, except as set forth on the Schedule of Exceptions attached as Exhibit C hereto

(the “Schedule of Exceptions”), the following are true and correct in all respects as of the Closing:

2.1           Organization, Good Standing and Qualification   Camelot is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as currently proposed to be conducted.  Camelot is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operation of Camelot (a "Material Adverse Effect").

2.2           Capitalization   Upon the filing of the Certificate of Designation and immediately prior to the Closing, the authorized and outstanding capital of Camelot will consist of:

(a)           100,000,000 authorized shares of Preferred Stock, of which  50,443,032 are issued and outstanding, including 16,147,511 of Class A Convertible Preferred shares; 27,144,021 of Class B Convertible Preferred shares; and 7,151,500 of Class C Convertible Preferred shares. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

 (b)           19,900,000,000 authorized shares of Common Stock, par value $0.0001 per share (the "Common Stock"), of which 8,448,116,075 shares are issued, and 8,098,116,075 are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Common Stock constitutes the only class of equity securities of Camelot or any of its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(c)           An aggregate of 3,000,000,000 shares of Common Stock reserved for issuance to officers, directors, employees and consultants of Camelot pursuant to its 2009 Stock Option/Stock Issuance Plan, duly adopted by Camelot’s Board of Directors and approved by Camelot’s stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, 2,795,000,000 shares have been issued pursuant to options and are outstanding, and 205,000,000 remain available for issuance under the Stock Plan.

(d)           Except as set forth above,   as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Camelot, (ii) no securities of Camelot or its subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of Camelot, (iii) no options or other rights to acquire from Camelot or its subsidiaries and no obligations of Camelot or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Camelot, and (iv) no equity equivalent interests in the ownership or earnings of Camelot or its subsidiaries or other similar rights (collectively, "Camelot Securities").  As of the date hereof, there are no outstanding obligations of Camelot or any of its subsidiaries to repurchase, redeem or otherwise acquire any Camelot Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Camelot is a party or by which it is bound relating to the voting of any shares of capital stock of Camelot.

(e)           OTC Trading. Once certificates representing shares of Common Stock issuable to Purchaser on its exercise of Conversion Rights and/or issuable as Additional Consideration, Gross-Up Shares, as each such term is defined below, or the Wolverine Shares are delivered thereto, such shares Common Stock will be listed on the Over the Counter Bulletin Board (“OTCBB”), or a national exchange, and subject to the rules and regulations of the Securities Act of 1933, as amended (the “Securities Act”),  will otherwise be eligible for either immediate sale by Purchaser without restriction as a result of an effective registration statement, or be eligible for sale following applicable holding periods under Rule 144 of the Securities Act.

2.3           Reserved

2.4           Authorization   All corporate action on the part of Camelot, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Stock Purchase Agreement and the Asset Purchase Agreement (sometimes collectively, the "Transaction Agreements"), the performance of all obligations of Camelot hereunder and thereunder and the authorization, issuance and delivery of the Issued Shares, the Additional Consideration, the Gross-Up Shares, the Wolverine Shares and the Common Stock issuable upon conversion thereof (sometimes collectively, the “Securities”) has been taken or will be taken prior to the Closing, and the Transaction  Agreements, when executed and delivered by Camelot, shall constitute valid and legally binding obligations of Camelot, enforceable against Camelot in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5           Valid Issuance of Securities   The Issued Shares, when issued, sold and delivered in accordance with the terms of this Stock Purchase Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser.  The Additional Consideration, if issued, sold and delivered in accordance with the terms of this Stock Purchase Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. The Gross-Up Shares, if issued, sold and delivered in accordance with the terms of this Stock Purchase Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. The Wolverine Shares, if issued, sold and delivered in accordance with the terms of this Stock Purchase Agreement, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser.  Based in part upon the representations of the Purchaser in Section 3 of this Stock Purchase Agreement, the Issued Shares and, if issued, the Additional Consideration, the Gross-Up Shares and the Wolverine Shares (and the Common Stock issuable upon conversion of thereof, as the case may be) will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Issued Shares, the Additional Consideration, the Gross-Up Shares, and the Wolverine Shares, as the case may be, has been reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Designation, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchaser.    The sale of each of the Issued Shares and, if issued, the Additional Consideration, the Gross-Up Shares and the Wolverine Shares is not, and the subsequent conversion of any and all such shares will not be, subject to any preemptive rights, rights of first refusal or similar rights which have not been properly waived or complied with.

2.6           Governmental Consents and Filings   Except as required by the Securities Act, assuming the accuracy of the representations made by Purchaser in Section 3 of this Stock Purchase Agreement, no consent, approval, order or authorization of, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Camelot in connection with the consummation of the transactions contemplated by this Stock Purchase Agreement.

2.7           Litigation   There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to Camelot’s knowledge, currently threatened (i) against Camelot or any officer, director or key employee of Camelot or (ii) that questions the validity of the Transaction Agreements or the right of Camelot to enter into them, or to consummate the transactions contemplated by the Transaction Agreements.  Neither Camelot nor any of its officers, directors or key employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by Camelot pending or which Camelot intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Camelot) involving the prior employment of any of Camelot’s employees, their use in connection with Camelot’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8           Reports and Financial Statements

(a)          Camelot has filed all required forms, reports and documents (the "Camelot SEC Reports") with the Securities and Exchange Commission (“SEC” or “Commission”) since inception, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date such form, report or document was filed.  When filed, no Camelot SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Camelot SEC Report filed subsequently and prior to the date thereof.  The consolidated financial statements of Camelot included in the Camelot SEC Reports (the “Camelot Financial Statements”) fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Camelot and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.  Camelot maintains accounting controls and systems which are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in conformity with generally accepted accounting principles and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

2.9           Compliance with Other Instruments. Camelot is not, and will not be as of the Closing, in violation or default (i) of any provisions of its Restated Certificate or Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or of any provision of federal or state statute, rule or regulation applicable to Camelot.  The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of Camelot or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to Camelot, its prospects, business or operations, or any of its assets or properties.

2.10           Title to Property and Assets   Except as disclosed in Exhibit 2.10 attached hereto, Camelot owns its property and assets free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair Camelot’s ownership or use of such property or assets.  With respect to the property and assets it leases, Camelot is in material compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than to the lessors of such property or assets.

2.11           Changes   Since the date of the Camelot Financial Statements, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of Camelot from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that constitutes a Material Adverse Effect;

(c)           any waiver or compromise by Camelot of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Camelot, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)           any material change to a material contract or agreement by which Camelot or any of its assets is bound or subject, except for such changes in the ordinary course of business;

(f)           any mortgage, pledge, transfer of a security interest in, or lien, created by Camelot, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Camelot’s ownership or use of such property or assets;

(g)           any notice received that any major customer or supplier has terminated or  materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to Camelot;

(h)           to Camelot’s knowledge, any other event or condition of any character, other than events affecting the economy or Camelot’s industry generally,  that could reasonably be expected to result in a Material Adverse Effect; or

(i)           any arrangement or commitment by Camelot to do any of the things described in this Section 2.11.

2.12           Taxes. Camelot has duly and timely filed all tax returns and reports (including information returns and reports) as required by law.  These returns and reports are true and correct in all material respects.  Camelot has paid all taxes and other assessments due, except those contested by it in good faith with respect to which (i) an adequate reserve therefor has been established and is maintained in accordance with generally accepted accounting principles and (ii) there has been no action to foreclose a lien on Camelot’s property as a result of such unpaid taxes.  Camelot has not made any election pursuant to the Internal Revenue Code of 1986, as amended that would have a Material Adverse Effect.  Camelot has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge.  None of Camelot's federal income tax returns and none of its state income or franchise tax or sales or use tax returns have ever been audited by governmental authorities.  Since Camelot's inception, Camelot has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and Camelot has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations.  Camelot has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

2.13           Disclosure  Camelot has made available to Purchaser all the information reasonably available to Camelot that Purchaser has requested for deciding whether to acquire the Issued Shares.  No representation or warranty of Camelot contained in the Stock Purchase Agreement, the other Transaction Agreements or in any certificate, instrument or document provided to Purchaser in connection with the transactions contemplated hereby and thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

3. Representations and Warranties of Purchaser

Purchaser represents and warrants to Camelot, as of the Closing that:

3.1           Authorization Purchaser has full power and authority to enter into the this Stock Purchase Agreement, which, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2           Purchase Entirely for Own Account This Stock Purchase Agreement is made with Purchaser in reliance upon Purchaser’s representations to Camelot, that the Securities to be acquired by Purchaser hereunder will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, provided that, at the Closing, Purchaser will assign shares of Class E Preferred Stock valued at $95,000, along with all of the rights, benefits and obligations attributable thereto, to Jay Boberg, formerly the Chief Executive Officer of Liberation.  By executing this Stock Purchase Agreement, Purchaser further represents that it does not presently have any contract, undertaking, agreement or arrangement to sell, transfer or grant participations to any third party, with respect to any such Securities.

3.3           Disclosure of Information  Purchaser has had an opportunity to ask questions and receive answers from Camelot regarding the terms and conditions of the offering of the Issued Shares, the Additional Consideration and the Gross-Up Shares, each as hereinafter defined, as the case may be, and the business, properties, prospects and financial condition of Camelot.  The foregoing, however, does not limit or modify the representations and warranties of Camelot in Section 2 of this Stock Purchase Agreement or the right of Purchaser to rely on such representations and warranties.

3.4           Restricted Securities  Purchaser understands that the Securities will be characterized as “restricted securities” under the federal securities laws, inasmuch as they are being acquired from Camelot in a transaction not involving a public offering, and that under such laws and applicable regulations such Securities may not be resold without registration under the Securities Act, except in certain limited circumstances.  In this connection, Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Purchaser acknowledges that Camelot has no obligation to register or qualify the Securities for resale, except as set forth below.  Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to Camelot that are outside Purchaser’s control, and which Camelot is under no obligation and may not be able to satisfy.

3.5           Accredited Investor Status Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.6           No Brokers Neither Purchaser, nor any of its officers, employees, agents, directors, stockholders or partners has engaged the services of a broker, investment banker or finder to contact any potential investor nor has Purchaser or any of Purchaser’s officers, employees, agents, directors, stockholders or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor, provided that Purchaser has agreed to pay Gordon Smith in connection with the transactions contemplated by this Stock Purchase Agreement.

4. Conditions of the Purchaser’s Obligations at Closing

The obligations of Purchaser to deliver the Withdrawal of Claims and to otherwise purchase the Issued Shares, the Consideration, the Gross-Up Shares and the Wolverine Shares, as the case may be, under this Stock Purchase Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1           Representations and Warranties  The representations and warranties of Camelot contained in Section 2 shall be true and correct in all material respects on and as of such Closing.

4.2           Performance Camelot shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Stock Purchase Agreement that are required to be performed or complied with by it on or before the Closing.

4.3           Compliance Certificate The Chief Executive Officer or Chief Operating Officer of Camelot shall deliver to Purchaser at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4           Qualifications All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Stock Purchase Agreement shall be obtained and effective as of the Closing.

4.5           Opinion of Company Counsel The Purchasers shall have received from Christopher P. Flannery, securities counsel for Camelot, an opinion, dated as of such Closing, in substantially the form of Exhibit D.

4.6           Certificate  of Designation.  Camelot shall have filed the Certificate of Designation with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.7           Secretary’s Certificate  The Secretary of Camelot shall have delivered to Purchaser at the Closing a certificate certifying (i) the Certificate of Designation, (ii) the Bylaws of Camelot, (iii) resolutions of the Board of Directors of Company approving the Transaction Stock Purchase Agreements and the transactions contemplated hereby and thereby, and, if appropriate, (iv) resolutions of the stockholders of Company approving the Certificate of Designation and the other transactions contemplated by the Transaction Stock Purchase Agreements to the extent applicable.

4.8           Asset Purchase Agreement.  The transactions contemplated by the Asset Purchase Agreement shall have been consummated in accordance with the terms thereof.

4.9           Proceedings and Documents All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.  Such documents shall include good standing certificates from Camelot’s state of incorporation and any state in which Camelot is qualified to do business.

5. Conditions of Camelot’s Obligations at Closing

The obligations of Camelot to Purchaser under this Stock Purchase Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1           Representations and Warranties The representations and warranties of Purchaser contained in Section 3 shall be true and correct in all material respects on and as of such Closing.

5.2           Performance All covenants, agreements and conditions contained in this Stock Purchase Agreement to be performed by Purchaser on or prior to such Closing shall have been performed or complied with in all material respects.

5.3           Qualifications  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Stock Purchase Agreement shall be obtained and effective as of the Closing.

6. Covenants

6.1           Reports Under the Exchange Act.  With a view to making available to Purchaser the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit Purchaser to sell securities of Camelot to the public without registration or pursuant to a registration on Form S-1, Camelot agrees to:

(a)           make and keep current public information available, as those terms are understood and defined in SEC Rule 144, at all times after the first registration statement filed by Camelot for the offering of its securities to the public so long as Camelot remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)           take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable Purchaser to utilize Form S-3 for the sale of its shares of Common Stock;

(c)           file with the SEC in a timely manner all reports and other documents required of Camelot under the Securities Act and the Exchange Act; and

(d)           furnish to Purchaser upon request (i) a written statement by Camelot that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3, (ii) a copy of the most recent annual or quarterly report of Camelot and such other reports and documents so filed by Camelot, and (iii) such other information as may be reasonably requested in availing Purchaser of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

6.2           Issuance of Additional Consideration. On or before April 30, 2011, if (a) Camelot has not completed one or more of the acquisitions described on Exhibit E hereto (the "Potential Acquisitions") or one or more transactions substantially similar to the Potential Acquisitions, (b) the fair market value of the Issued Shares received by Purchaser in connection with the consummation of the transactions contemplated by this Stock Purchase Agreement does not equal or exceed $3,125,000 as of such date or (c)  Camelot has not completed an additional financing that results in net proceeds to Camelot of at least Ten Million Dollars ($10,000,000.00) then, commencing on  May  1, 2011 (the "Additional Issuance Date") and, so long as none of the transactions contemplated by subsections (a), (b) or (c) above has been satisfied,  on the first day of each of the four (4) consecutive months thereafter, Camelot shall issue to Purchaser $100,000 in each such month for a total of $500,000 as the Additional Consideration.  For purposes of this Section 6.2, "Additional Consideration" shall mean that number of shares of Class E Preferred Stock, valued at the greater of (x) the fair market value thereof as of the Additional Issuance Date and (y) the Class E Issuance Price, that equals an aggregate of $500,000.

6.3           Conversion Rights. During each and every quarterly period in the three (3) year period following the Closing Date, commencing in the quarter ended June 30, 2010 (each, a "Quarterly Conversion Period"),  Purchaser shall have the right to convert (each, a "Conversion Right") that number of shares of Class E Preferred Stock equal to $208,333 of fully registered and freely tradable shares of Common Stock, or (b) if an effective registration statement relating to shares of Common Stock is not then on file with the Commission, then restricted  shares of Common Stock eligible for sale following applicable holding periods under Rule 144 of the Securities Act, in either case, with such conversion price equal to the quarterly volume weighted average price per share of Common Stock  during the Quarterly Conversion Period ended June 30, 2010 (the "Conversion Price"). Notwithstanding anything contained herein to the contrary, if any of the Additional Consideration, Gross-Up Shares or Wolverine Shares are issued pursuant to the terms of this Agreement, then, beginning with the Quarterly Conversion Period ending March 31, 2011 and for each Quarterly Conversion Period thereafter, a pro rata portion of such Additional Consideration, Gross-Up Shares and Wolverine Shares shall be subject to the Conversion Rights granted hereunder. Purchaser understands and acknowledges that any conversion that results in Purchaser’s Common Stock holdings exceeding 4.99% of the issued and outstanding shares of Common Stock at the time of conversion shall mandate public filings with the Commission by Purchaser.

6.4           Gross-Up Shares. Following the conversion into shares of Common Stock of all shares of Class E Preferred Stock held by Purchaser, if the fair market value of all such shares of Common Stock received by Purchaser in connection with the exercise of all Conversion Rights held thereby, excluding any Additional Consideration and Wolverine Shares otherwise received by Purchaser pursuant to the terms of this Agreement, does not equal at least $2,500,000, then on or before April 10, 2013, Camelot shall issue and deliver to Purchaser that number of shares of Common Stock (the “Gross-Up Shares”) determined by (a) calculating the amount equal to (i) $2,500,000 less (ii) the value of the consideration actually received by Purchaser following such conversion, and dividing such amount by (b) the Conversion Price as of March 31, 2013.

6.5           Expiration of Conversion Rights; Sale of Preferred Stock. Purchaser agrees that, to the extent it has not exercised all Conversion Rights on or prior to April 15, 2013, all such unexercised Conversion Rights shall expire. Following such date, if Purchaser elects to sell any shares of Class E Preferred Stock not otherwise converted into Common Stock it shall first deliver written notice of such intention to Camelot (the "Preferred Stock Sale Notice"), which notice shall include the number of shares of Class E Preferred Stock that Purchase wishes to sell (the "Offered Shares"). Within ten (10) calendar days after its receipt of the Preferred Stock Sale Notice (the "Preferred Stock Purchase Period"), Camelot shall have the right to purchase all, but not less than all, of the Offered Shares at a per share price equal to the volume weighted average price per share of Common Stock for the thirty (30) trading days prior to the date of Preferred Stock Sale Notice (the "Preferred Stock Purchase Price"). Camelot may exercise such purchase right prior to the of the Preferred Stock Purchase Period via the delivery of a wire transfer in immediately available funds to an account designated by Purchaser in an amount equal to the Preferred Stock Purchase Price multiplied by the Offered Shares. Should Camelot not elect to purchase the Offered Shares during the Preferred Stock Purchase Period, Purchaser shall be free to dispose of such Offered Shares in one or more transactions on terms and conditions acceptable to Purchaser, in its sole discretion.

6.6           Piggyback Registration. If Camelot proposes to register on its own behalf or on behalf of its current principal management stockholders (the "Management Holders") any of its stock under the Securities Act in connection with the public offering of such securities for cash (other than a registration on Form S-8 or any successor form relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act), Camelot shall, at such time, promptly give Purchaser written notice of such registration.  Upon the written request of Purchaser given within twenty (20) days after mailing of such notice by Camelot in accordance with Section 7.6 below, Camelot shall cause to be registered under the Securities Act all of the shares of Common Stock issuable on conversion of shares of Class E Preferred Stock that Purchaser has requested to be registered (the "Registrable Securities"). In connection with any offering involving an underwriting of shares of Common Stock, if the total amount of securities, including Registrable Securities, requested by the Management Holders and Purchaser exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then Camelot shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among Purchaser and the Management Holders according to the total amount of securities entitled to be included therein owned by each such selling holder).

6.7           Securities Act Filing; Registration of Shares; Repurchase of Shares. Promptly following the Closing Camelot shall make and all filings required pursuant to all applicable federal and state securities laws, including without limitation, those set forth in the Securities Act and the Exchange Act. In that regard, Camelot shall use its best efforts not to identify Purchaser by name in any such filings and shall use its best efforts to redact all references to Purchaser in any exhibits attached thereto, subject to filing requirements of the Commission. Additionally, as soon as possible following the Closing, Camelot shall prepare and file with the Commission a registration statement on Form S-1 relating to the registration of sufficient shares of Common Stock so as to allow the conversion of the Issued Shares, Additional Consideration, Gross-Up Shares and Wolverine Shares, and, thereafter, shall use its best efforts to have such registration statement declared effective within one hundred eighty (180) days thereafter. Notwithstanding anything contained herein to the contrary, prior to the effectiveness of such registration statement, Camelot shall use it best efforts to arrange a purchase of that number of shares of Class E Preferred Stock held by Purchaser equal to $125,000.

6.8           Indemnification. Camelot hereby agrees to indemnify and hold Purchaser, its partners, members, owners, officers, directors, agents, attorneys, successors, and assigns, harmless from any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including the reasonable outside attorneys’ fees and other legal costs and expenses relating thereto any material breach by Camelot of any representation, warranty, covenant, condition or other obligation of Camelot hereunder.

6.9           Wolverine Assets. Camelot shall use its best efforts to (a) secure the Rights prior to the end of the Negotiation Period and (b) to exploit the Rights in a commercially reasonable manner.

7. Miscellaneous

7.1           Survival of Warranties Unless otherwise set forth in this Stock Purchase Agreement, the warranties, representations and covenants of Camelot and Purchaser contained in or made pursuant to this Stock Purchase Agreement shall survive the execution and delivery of this Stock Purchase Agreement and the Closing and shall in no way be affected or limited by any investigation of the subject matter thereof made by or on behalf of Purchaser or Camelot.

7.2           Successors and Assigns The terms and conditions of this Stock Purchase Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, including transferees of any Securities.  Nothing in this Stock Purchase Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Stock Purchase Agreement, except as expressly provided in this Stock Purchase Agreement.

7.3           Governing Law This Stock Purchase Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its principles of conflicts of laws.

7.4           Counterparts  This Stock Purchase Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  This Stock Purchase Agreement and the other Transaction Stock Purchase Agreements may also be executed and delivered by facsimile or other electronic delivery of signature.

7.5           Titles and Subtitles The titles and subtitles used in this Stock Purchase Agreement are used for convenience only and are not to be considered in construing or interpreting this Stock Purchase Agreement.

7.6           Notices All notices or other communications required or permitted hereunder shall be in writing and faxed, emailed, mailed or delivered to each party as follows at the address, facsimile number or email address set forth on the signature page or exhibits hereto, or at such other address, number or email address as such party shall have furnished in writing.  All notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile or email (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing; or (v) four days after being deposited in the US mail, first class with postage prepaid.  If notice is given Camelot, a copy shall be provided to Camelot Entertainment Group, Inc., 8001 Irvine Center Drive, Suite 400, Irvine, CA 92618. If notice is given to Clarity, a copy shall be provided to Strategic Law Partners, LLP, 500 S. Grand Avenue, Suite 2050, Los Angeles, CA 90071, Attn: Timothy F. Silvestre.

7.7           Finder’s Fee Each party represents that, other than as noted in Sections 2.14 and 3.6 above, it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.  Purchaser agrees to indemnify and to hold harmless Camelot from any liability for any commission or compensation in the nature of a finder’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, employees, or representatives is responsible.  Camelot agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Camelot or any of its officers, employees or representatives is responsible.

7.8           Fees and Expenses Each party to this Stock Purchase Agreement shall be responsible for all fees and expenses incurred thereby, including without limitation the fees of its legal counsel.

7.9           Attorney’s Fees If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to recover reasonable and necessary attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

7.10           Amendments and Waivers This Stock Purchase Agreement may be amended or waived only with the prior written consent of each of Camelot and Purchaser.

7.11           Severability If one or more provisions of this Stock Purchase Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Stock Purchase Agreement and the balance of the Stock Purchase Agreement shall be interpreted as though such provision were so excluded and shall be enforceable in accordance with its terms.

7.12           Delays or Omissions No delay or omission to exercise any right, power or remedy accruing to any party under this Stock Purchase Agreement, upon any breach or default of any other party under this Stock Purchase Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Stock Purchase Agreement, or any waiver on the part of any party of any provisions or conditions of this Stock Purchase Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Stock Purchase Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

            7.13         Public Announcements.  Subject to any requirement of applicable law, all public announcements or similar publicity with respect to this Stock Purchase Agreement or the Asset Purchase Agreement shall be made or issued only with the prior written consent of both Camelot and Purchaser, which consent shall not be unreasonably withheld.  In the event that any such public announcement or publicity is required by in connection with Camelot’s reporting obligations to the SEC, the parties hereto will consult prior to the making thereof and use reasonable efforts to obtain approval from the other party regarding the content thereof; provided, however, that Camelot shall not take the position that any such public filing is required unless determined in good faith by Camelot’s Chief Executive Officer and/or Camelot’s Board of Directors after consultation with Camelot’s outside legal counsel.  Prior to making any announcement or public filing required by law regarding this Stock Purchase Agreement or the Asset Purchase Agreement Camelot shall provide a copy thereof to Purchaser and shall provide Purchaser with a reasonable opportunity to review such filing and consult with Camelot regarding its contents.   Camelot acknowledges that the execution of this Stock Purchase Agreement will obligate Camelot to a current report on Form 8-K with the Commission and issue a press release, which shall be subject to the prior approval of Purchaser pursuant to the Commission’s rules and regulations, including, but not limited to, fair disclosure provisions arising under the Exchange Act.   In addition, Camelot shall be solely responsible to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of the Commission in each case, which may be required in connection with the Stock Purchase Agreement and/or the Asset Purchase Agreement.

7.14           Entire Agreement  This Stock Purchase Agreement and the documents referred to herein, including, without limitation, the other Transaction Agreements, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto, including without limitation that certain Binding Letter of Intent dated as of March 15, 2010, are expressly canceled.

IN WITNESS WHEREOF, the parties have executed this Preferred Stock Purchase Stock Purchase Agreement as of the date first written above.

CAMELOT

Camelot Entertainment Group, Inc.

By:/s/ Rober P. Atwell
Robert P. Atwell, President

Camelot Film Group, Inc.

By: /s/Rober P. Atwell
Robert P. Atwell, President

Address:

8001 Irvine Center Drive, Suite 400
Irvine, CA 92618

Clarity Partners I, LLC

By:____________________________
Its:

Address:

100 North Crescent Drive, Ste. 300
Beverly Hills, CA 90210

Acceptance of Assignment:

In connection with the assignment of shares of Class E Preferred Stock to the undersigned by Purchaser, the undersigned hereby confirms that it will be bound by and subject to the terms and conditions of this Agreement that are applicable to such shares, and that the representations and warranties set forth in Section 3 of this Agreement are true and correct with respect to the undersigned.

Boberg Living Trust U/A DTD 01/31/1997

By: /s/ Jay Boberg
             Jay Boberg, Trustee

By: /s/ Alison Cooper
            Alison Cooper, Trustee

EXHIBITS

Exhibit A -                      Form of Certificate of Designation

Exhibit B -                      Issued Shares

Exhibit C -                      Schedule of Exceptions

Exhibit D -                      Legal Opinion of Counsel to Camelot

Exhibit E -                      Potential Acquisitions

EXHIBIT A

FORM OF
CERTIFICATE OF DETERMINATION

EXHIBIT B

ISSUED SHARES

Purchaser                                                      Dollar Value of Shares                                                                # of Shares

Clarity Partners, L.P.                                                 $2,153,000

Clarity Advisors, L.P.                                                 $317,150

Clarity Associates, L.P.                                              $29,850

EXHIBIT C

SCHEDULE OF EXCEPTIONS

Section 2.2.

Employee and Consultant Agreements and Contracts

JMJ Financial Agreements and Contracts

AJW Partners, New Millennium, AJW Offshore and AJW Qualified and related party Agreements and  Contracts

Hope Capital and Mazuma Agreements and Contracts

Ayuda Funding Agreements and Contracts

Incentive Capital Agreements and Contracts

The Atwell Group Agreements and Contracts

EXHIBIT D

FORM OF LEGAL OPINION OF COUNSEL TO CAMELOT

EXHIBIT E

POTENTIAL ACQUISITIONS

Cineworks Digital Studios, Inc.

Revelation Films, ltd.

barnholtz entertainment, inc.